Exhibit 99.1

3 Bethesda Metro Center Suite 630 Bethesda, MD 20814
				Ph: Fax:	301.280.1992 301.280.1996

At RegeneRx:	At the Financial Relations Board:
J.J. Finkelstein jjfnk@regenerx.com 301.280.1992	Tim Grace Media Inquiries 312.640-6667	Leslie Loyet Analyst Inquiries 312.640.6672	Kathy Waller General Inquiries 312.640.6696

News Release. . ..

RegeneRx Reports 2004 Year-End Results

BETHESDA, MD, March 31, 2005 - RegeneRx Biopharmaceuticals, Inc. (AMEX: RGN), announced today the results of its year ended December 31, 2004. The Company had a net loss of $3,326,399 or $0.10 per share for the year ended December 31, 2004, compared with net loss of $1,659,875 or $0.06 per share for the year ended December 31, 2003. The net loss for 2004 resulted primarily from the continued research and development expenditures related to the initiation of Phase II clinical trials to study the Company’s product, Thymosin beta 4 (Tb4) for the treatment of chronic dermal wounds, research and development efforts related to its technology, scale-up manufacturing and formulation efforts, and the administrative costs associated with managing the Company’s projects. The approximately $2.9 million cash position at December 31, 2004 includes $1.25 million from the closing of the first round of a private placement in December of 2004, but does not include the $4.6 million raised in the second round completed the first week in January 2005. At January 10, 2005, RegeneRx had approximately $7.5 million of cash.

Highlights for 2004, and subsequently, included:

•	Completion of two private equity financings and exercise of warrants securing $9.66 million in operating capital and the continued participation in these financings by Sigma-Tau Group, a leading Italian pharmaceutical company;

•	Receipt of the first issued patent for Tb4 for wound healing and submission of several world-wide patents covering newly identified components of the Tb4 platform increasing RegeneRx’s intellectual property;

•	A major scientific publication in Nature indicating Tb4’s ability to significantly prevent/repair damage to the heart after a heart attack in laboratory animals;

•	Additional scientific publications and presentations by independent research institutions and collaborators who continued to obtain data supporting the dermal and ocular wound healing properties of Tb4;

•	FDA Orphan Drug Designation for Tb4 to treat patients with epidermolysis bullosa;

•	FDA clearance of three Phase II clinical trials for dermal wound healing (patients with pressure ulcers, venous stasis ulcers, and epidermolysis bullosa); and

•	Listing on the American Stock Exchange

“We were very pleased with our progress in 2004 as we expanded clinical development of our Tb4 platform, received clearance for our first three Phase II trials by the FDA, and achieved numerous other important milestones. We continue to be encouraged with the growing and significant body of scientific data emanating from independent researchers that not only supports the scientific rationale behind our clinical work, but also helps us identify additional ways Tb4 may be used therapeutically, as was the case in the cardiovascular area in 2004,” said J.J. Finkelstein, President and CEO. “I think our stock appreciation reflected our achievements this past year and we look forward to continuing with similar successes in 2005,” he went on to say.

Finkelstein also noted, “Outsourcing key aspects of our product development efforts continues to be an effective way in which to move our technology forward without substantial investment in infrastructure and overhead. With our current cash position we have sufficient capital to implement our business plan for the next 18-24 months and look forward to the results of our clinical trials in the U.S. and Europe during this period. Additionally, we are keenly focused on the cardiovascular potential for our technology and we intend to meet with the FDA to discuss filing an IND for a cardiovascular indication as soon as possible.”

RegeneRx Biopharmaceuticals, Inc.

RegeneRx (www.regenerx.com) is a biopharmaceutical company developing Tb4 as a platform technology for the treatment of acute and chronic wounds and for a variety of human diseases involving tissue and organ repair under an exclusive world-wide license from the National Institutes of Health. The company holds over fifty world-wide patents and patent applications related to dermal, ocular, and internal wounds and tissue repair, including the prevention and treatment cardiac and neurological injuries, as well as patents related to the treatment of septic shock. RegeneRx has received clearance from the U.S. FDA for its first three Phase II dermal wound healing clinical trials.

The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company’s current expectations regarding future events, including the regulatory approval process and the ongoing and prospective development and commercialization of Tb4 and possible future benefits to the Company, its stockholders, and patients. Due to the nature of clinical trials, product development and the regulatory approval process, the forward-looking statements contained in this press release are subject to risks and uncertainties, including those reflected in the Company’s filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-KSB. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

RegeneRx Biopharmaceuticals, Inc.

BALANCE SHEETS

December 31, 2004 and 2003

	December 31,
	2004	2003
ASSETS

Current assets
Cash and cash equivalents	$2,874,260	$1,019,889
Due from related parties	12,357	26,897
Deferred offering costs	75,884	—
Other current assets	30,338	36,428

Total current assets	2,992,839	1,083,214

Fixed assets, net of accumulated depreciation of $10,001 and $7,613	2,587	3,377
Proprietary rights, net of accumulated amortization of $4,760 and $2,973	21,440	23,227
Deferred patent costs	271,635	—

Total assets	$3,288,501	$1,109,818

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$405,997	$81,268
Accrued expenses	153,879	91,734
Letter agreements with vendors	20,046	20,046

Total current liabilities	579,922	193,048

Commitments	—	—

Stockholders’ equity
Preferred stock, $.001 par value per share, 1,000,000 authorized; no shares issued	—	—
Common stock, par value $.001 per share, 100,000,000 shares authorized; 34,577,356 and 30,098,968 issued and outstanding	34,577	30,099
Additional paid-in capital	45,179,591	40,065,861
Accumulated deficit	(42,505,589)	(39,179,190)

Total stockholders’ equity	2,708,579	916,770

Total liabilities and stockholders’ equity	$3,288,501	$1,109,818

RegeneRx Biopharmaceuticals, Inc.

STATEMENTS OF OPERATIONS

Years ended December 31, 2004 and 2003

	Years ended December 31,
	2004	2003
Revenue	$—	$—

Expenses
Research and development	2,184,314	775,752
General and administrative	1,158,450	848,743

Total expenses	3,342,764	1,624,495

Operating loss	(3,342,764)	(1,624,495)

Other income (expense)
Interest income	16,435	7,571
Interest expense	(70)	(42,951)

Total other income (expense)	16,365	(35,380)

Net loss	$(3,326,399)	$(1,659,875)

Basic and diluted net loss per common share	$(0.10)	$(0.06)

Weighted average number of common shares outstanding	32,909,753	28,522,042

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